Exhibit 12.1
Calculation of Ratio of Earnings to Fixed Charges

					Successor							Predecessor				Pre- Predecessor
	Six Periods Ended September 9, 2007		Six Periods Ended September 10, 2006		Fiscal Year Ended March 25, 2007		Fiscal Year Ended March 26, 2006		Period from January 6, 2005 to March 27, 2005	Period from March 29, 2004 to January 5, 2005		Fiscal Year Ended March 28, 2004		Period from June 28, 2002 to March 30, 2003		Period from April 1, 2002 to June 27, 2002
	(Dollars in thousands)

Earnings:
Income (loss) before expense (benefit) for income taxes	$(2,410)		$(3,461)		$(10,658)		$(17,173)		$(5,313)	$7,775		$2,959		$(1,274)		$(537)
Plus: fixed charges	18,131		13,460		30,085		29,697		4,913	7,990		6,022		4,953		210

	15,721		9,999		19,427		$12,524		$(400)	$15,765		$8,981		$3,679		$(327)

Fixed Charges:
Gross interest expense	17,382		12,882		28,748		28,561		4,716	7,247		5,114		4,305		(6)
Estimate of interest within operating leases	749		578		1,337		1,136		197	743		908		648		216

	18,131		13,460		30,085		$29,697		$4,913	$7,990		$6,022		$4,953		$210

Ratio of earnings to fixed charges:	(a	)	(b	)	(c	)	(d	)	(e )	2.0	x	1.5	x	(f	)	(g )

     (a)     Due to the Company’s net loss in the six periods ended September 9, 2007, the ratio coverage was less than 1:1. The Company must generate additional earnings of $2.4 million to achieve a coverage of 1:1.
     (b)     Due to the Company’s net loss in the six periods ended September 10, 2006, the ratio coverage was less than 1:1. The Company must generate additional earnings of $3.5 million to achieve a coverage of 1:1.
     (c)     Due to the Company’s net loss in the fiscal year ended March 25, 2007, the ratio coverage was less than 1:1. The Company must generate additional earnings of $10.7 million to achieve a coverage of 1:1.
     (d)     Due to the Company’s net loss in the fiscal year ended March 26, 2006, the ratio coverage was less than 1:1. The Company must generate additional earnings of $17.2 million to achieve a coverage of 1:1.
     (e)     Due to the Company’s net loss in the period from January 7, 2005 to March 27, 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $5.3 million to achieve a coverage of 1:1.
     (f)     Due to the Company’s net loss in the period from June 28, 2002 to March 30, 2003, the ratio coverage was less than 1:1. The Company must generate additional earnings of $1.3 million to achieve a coverage of 1:1.
     (g)     Due to the Company’s net loss in the period from April 1, 2002 to June 27, 2002, the ratio coverage was less than 1:1. The Company must generate additional earnings of $0.5 million to achieve a coverage of 1:1.